Exhibit 99.3
                         FARMOUT AGREEMENT

Dated  20th January 2000

BETWEEN:       INDO-PACIFIC ENERGY (NZ) LTD, of 284 Karori Rd,
               Karori, Wellington, New Zealand ("Indo") (an
                Assignor')

AND: MOONDANCE ENERGY LIMITED, of 100 Stirling St, Perth, WA, Australia ("Moondance") (an Assignor')

AND:           MOSAIC OIL NL, of 3rd  floor, 6-8 Underwood St,
               Sydney, NSW 2000, Australia ("Mosaic") (an 'Assignor')

AND: CONTINENTAL OIL NL, of 3rd floor, 6.8 Underwood St, Sydney, NSW 2000, Australia ("Continental") (a
               'Continuing Party')

AND: BORAL ENERGY RESOURCES (NZ) LIMITED, of 38-44 Bruce McLaren Rd, Henderson, Auckland, New Zealand ("Boral") (the 'Farmee')

 INTRODUCTI0N.

A. The Assignors and Continuing Party are the registered holders of Petroleum Exploration Permit PEP 38330. East Coast, North
     Island, New Zealand.

B. The Assignors and Continuing Party have agreed to farmout in total a 175% interest in the Permit to the Farmee on the conditions set out in this Agreement.

IT IS AGREED:

1.   DEFINITIONS AND INTERPRETATION

1.1 Unless otherwise defined in this Agreement or the contrary intention appears, a term used in this Agreement which is defined in the JOA, has the meaning ascribed to it in the JOA.

1.2 In this Agreement (including the Recitals), unless the context otherwise requires:

     "Act" means the Crown Minerals Act 1991, (New Zealand);

     "Assigned Interest" means a 175% Participating interest,

     "Aggressors" means Indo, Mosaic, and Moondance;
     "Condition" means the condition precedent set out in clause
     2.1.1;



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     "Continuing Party" means Continental.

     "Deed of Assignment" moans a deed of Assignment and Assumption relating to this farmout transaction, substantially in the form attached as Schedule 3;

     "Dollar" or "$" means New Zealand dollars;

     "Effective Date" means I January 2000;

     "JOA" means the joint operating agreement dated 8th December
     1998 between the Assignors and the Continuing Patty;

     "Joint Venture" means the Assignors and Continuing Party
     (together with the Farmee after the date of this Agreement) undertaking the Joint Operations;

     "Operator" means (he Operator appointed under the JOA;

     "Parties" means the named parties to this Agreement and their permitted successors and assigns and "Party" has a corresponding meaning;

     "Permit" means Petroleum Exploration Permit PEP 38330 issued pursuant to the Act and includes any extension, renewal, re-issuance or other such licence issued to any Party pursuant to the Act in replacement of it;

     "Permit Area" means the area the subject of the Permit at any time;

     "Processing Costs" means the costs of processing the Survey which are incurred by the Joint Venture in accordance with the JOA;

     "Respective Interest", in respect of each Assignor, means the Participating Interest to be assigned by that Assignor to the Farmee, as set out in Schedule 1;

     "Terminating Assignor" has the meaning given to that expression in clause 2.2,

     "Seismic Costs" means, the costs of the Survey incurred by the Joint Venture in accordance with the JOA;

     "Survey" means a seismic programme comprising about 44 km of vibroseis acquisition in the vicinity of Kanakanaia and Arataha, and about 2 km of dynamite acquisition in the vicinity of Kanakanaia, the final line location of which is subject to agreement between the Parties;




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     "working day" means a day other than a Saturday, a Sunday or a public holiday in the place in which the act, matter or thing is to be done or is deemed to be done or received.

1.3 The headings to this Agreement are for reference only and are not to be used construing the Agreement.

1.4 Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing a gender include any other gender.

1.5 References to a clause, Schedule or Attachment is to a clause, schedule or attachment to this Agreement.

1.6 In this Agreement, other grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning,

2.   CONDITION PRECEDENT

2.1  Consent to Agreement

2.1.1 This Agreement is conditional upon receiving consent to this Agreement and the Deed of Assignment in accordance with the Act.

2.1.2 The Operator must, as soon as practicable after the execution of this Agreement by all Parties, submit this Agreement for the consent referred to in clause 2.1.1. Each Patty must use its best endeavours to execute 91 documents and do and procure to be done all acts and things as are reasonably within its powers to ensure that the Condition is satisfied as soon as is reasonably practicable after the execution of this Agreement. Immediately upon a Party becoming aware that the Condition is satisfied, it must notify the other Parties of such satisfaction.

2.13 Nothing in clause 2.1.1 affects the rights and obligations of the Parties or provisions of this Agreement which do not create, assign affect or deal with any legal or equitable interest in or affecting the Permit.

2.2  Consequences of Non Satisfaction

     If the Condition has not been satisfied within 18 months after the, date of this Agreement or such later date as the Parties may agree in writing then:

     (a) any Party may by 14 days' prior notice in writing to the other Parties terminate this Agreement to the extent that it relates to an Assignor's Respective Interest, in which event the Farmee must do and procure to be done all acts and things and execute and deliver and procure the execution and delivery of all documents as may be



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          reasonably necessary to effect the re-transfer of the
          Respective Interest to the Assignor which has elected to terminate or, if the Farmee has elected to terminate, to each Assignor ("Terminating Assignor"). The Terminating Assignor must within 120 days after the date of termination reimburse to the Farmee that proportion of the amounts referred to in clause 3 that relate to the Terminating Assignor's Respective Interest already paid by the Farmee; and

     (b) except as otherwise expressly provided in this Agreement, no Party in respect of which the Agreement has been terminated will have any further rights or obligations under this Agreement, and will not be liable to any other Party in respect of any damages, costs or expenses except such as may arise or have arisen as a result of *a breach of this Agreement prior to termination under this clause.

2.3  Effective Date

     Upon satisfaction of the Condition, this Agreement is deemed to have effect from the Effective Date,

3.   EARNING OBLIGATION

3.1  Survey Costs

3.1.1 In consideration for the benefits in clause 4, shall pay 100% of the Seismic Costs pursuant to cash calls made by the Operator under the JOA, capped at $385,000, and 100% of all Processing Costs. If the Seismic Costs exceed $385,000 each Party will pay its Participating Interest share of all subsequent Seismic Costs, in the Percentages set out in Schedule 2.

3.1.2 The Farmee's contributions under this clause 3.1 are owed severally to each Assignor in the proportion that that Assignor's Respective Interest bears to the Assigned Interest.

3.2  Other Costs

     From the Effective Date, the Farmee will contribute its Participating Interest share of all costs and expenses of the Joint Venture and the Joint Operations (other than for the Survey) under the JOA.

3.3  Payment

     The Farmee shall pay all money requited under this clause 3 in accordance, with the cash calls made by the Operator and otherwise in accordance with the JOA to the Joint Account, except that Processing Costs may be recurred directly by the



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     Farmee. In that case, that obligation under this clause will be satisfied by the production of the results of processing the Survey to the Assignors and Continuing Party, in sufficient detail to at least meet petroleum industry standard practice and Clauses 10.2 and 10.7a) of the JOA as if the Farmee was the Operator for the purposes of the processing the Survey, and including any Other information specifically requested by any Assignor or Continuing Patty.

4.   FARMEE RIGHTS

4.1  Assigned Interest

     In consideration of, the Farmee agreeing to perform the obligations under clause 3, the Parties will sign the Deed of Assignment to witness the formal assignment of the Assigned Interest to the Farmee contemporaneously with the signing of this Agreement. The Operator will seek all relevant consents to such executed Deed, as required by the Act. Clauses 2.1 and 2.2 (with such changes as are necessary) apply to this seeking of consent.

4.2  Operatorship

     If the Parties discover gas within the Permit Area at any time after the Effective Date and the Farmee requests the appointment, the Assignors and Continuing Party will use their best endeavours to appoint the Farmee as Operator for all Joint Operations pertaining to the production of natural gas (and associated liquids) in the Permit or any Petroleum Mining Permits associated with such gas discovery, including field development and production, plant and process engineering, and product distribution and marketing;

4.3  Participation in Joint Venture

     From the date of execution of this Agreement, the Farmee has the right to be represented on the Operating Committee and to vote in accordance with its Participating Interest as set out in
     Schedule 2, subject to continued compliance with its obligations under this Agreement.

5.   DEFAULT

5.1  Default by Farmee

5.1.1 If the Farmee defaults in the payment of any money required to be paid by it under clause 3 or in any other obligation under this Agreement and that default is not remedied within 21 days after it receives a notice from the Operator to remedy the default then, in addition to all other rights of the Assignors




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     under this Agreement, the JOA and at law, each Assignor has the tight to terminate this Agreement to the "tent it relates to its Respective Interest of the defaulting Farmee, by giving notice to the Farmee and to require the Farmee to reassign to that Assignor (at the Farmee's sole cost and expense) the Respective Interest of that Assignor that had been transferred to the Farmee.

5.1.2 At that time, each Party must execute and deliver all documents and use its best endeavours to do and procure to be done all acts, matters and things as may be necessary or desirable to carry out and give full force and effect to the reassignments referred to in this clause 5.1.

5.13 Termination of this Agreement by an Assignor tinder this clause
     5.1 does not affect this Agreement to the extent it relates to those Assignors which have elected not to terminate and the obligations of the Former continue severally to each of those Assignors.

5.2  Power of Attorney

     The Farmee irrevocably grants to each Assignor a power of attorney, exercisable at any time after termination of Ibis Agreement under clause 5.1 or a failure to fulfil the Condition within 18 months after the date of this Agreement. Upon the default of the Farmee to execute and deliver all documents required to reassign the relevant Respective Interest, each Assignor as attorney shall have power in the Farmee's name and on its behalf to carry out, execute, sign, seal and deliver all deeds, instruments, acts and things that in the opinion of that Assignor is necessary to carry out, execute, sign, seal, deliver or do in order to retransfer the Respective Interest to that Assignor. Any reasonable act or thing done by the attorney on behalf of the Farmee binds the Farmee absolutely. The Farmee must, at all times, indemnify and hold harmless the attorney and its directors, officers, employees and representatives from and against any and all claims, damage,% and liabilities arising out of any act or thing reasonably done., and any obligation or responsibility reasonably assumed by the attorney on behalf of the Farmee.

6.   REPRESENTATION, WARRANTIES, AND COVENANTS

6.1  Assignors' Warranties

6.1.1 Each Assignor severally represents and warrants in respect of its Respective Interest that as at both the Effective Date and at the, date of this Agreement:





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     (a)  no act, event or omission has occurred which (or which with the passage of time) would render it liable to be struck off the register of the place in which it is incorporated;

     (b) it has full power and authority to enter this Agreement and to perform and observe the terms and conditions of this Agreement;

     (c) it is not in liquidation nor has it passed any resolution for its winding up, no receiver or receiver and manager has been appointed over all or any part of its property or undertaking, no petition has been presented for its winding up and no writ of execution has been issued against it or any of its property and, to the best of its knowledge, information and belief no such action is threatened or contemplated and no act, event or omission has occurred which (or which wit)) the passage of time) might result in any such event or action; and

     (d)  it is the legal and beneficial owner of its Respective
          Interest;

     (e) to the best of its knowledge, information and belief, after having made due enquiry, it has clear and marketable title to its Respective Interest and that interest is free and clear of any and all encumbrances, overrides or carries or rights or interests of third parties of any nature, other than:

          (i)  rights or interests created by the Act or the Permit;
          or

          (ii) rights or interests created by or under the JOA;

     (f) to the best of its knowledge, information and belief, after having made due enquiry, the Permit is in good standing and full force and effect and not subject to forfeiture or any other related process of any kind which may affect the title or good standing of the Permit for any reason;

     (g) it is not engaged in any litigation or arbitration proceedings or other dispute in respect of the Permit, nor is it aware, to the best of Its knowledge, information and belief, after having made due enquiry, of any pending or threatened litigation or arbitration proceedings or other dispute in respect of the Permit;

     (h) to the best of its knowledge, information and belief, after having made due enquiry, it is not aware of any outstanding breach of any lawful obligation that will materially adversely affect the Permit.



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6.1.2 Any claim by the Farmee for a breach of a warranty referred to in clause 6.1 .1 will be taken to be waived or withdrawn and will be barred and unenforceable on the second anniversary of the date of this Agreement unless proceedings in respect of the claim have been commenced against the relevant Assignor.

6.2  Farmee's Warranties

     The Farmee represents and wan-ants that, as at both the Effective Date and the date of this Agreement:

     (a) no act, event or omission has occurred which (or which with the passage of time) would render it liable to be struck off the register of the place in which it is incorporated;

     (b) it has full power and authority to enter this Agreement and to perform and observe the terms and conditions of this Agreement;

     (c) it is not in liquidation nor has passed any resolution for its winding up, no receiver or receiver and manager has been appointed over all or any part of its properties or undertakings, no petition has been presented for its winding up and no writ of execution has been issued against it or any of its property and, to the best of its knowledge, information and belief, no such action, is threatened or contemplated and no act, event or omission has occurred which (or which with the passage of time) might result in any such event or action.

6.3  No Merger

     The warranties given in clauses 6.1 and 62 will not merge on the satisfaction of the Condition.

7. RECORDS AND DATA

     The Assignors and Continuing Party must deliver to the Farmee a copy of all records, data and information of a technical nature relating to the Assigned Interest,-, reasonably requested by the Farmee as soon as practicable after the request is made. If this Agreement is terminated for any reason, the Farmee must immediately return all records, data and information provided to it, and all copies made by it or its employees, contractors, consultants or other agents, to the Operator.

8.   CONFIDENTIALITY

     Clause 18 of the JOA shall apply to this Agreement and all of its provisions and other information provided pursuant to this Agreement by the Assignors and Continuing Party to the Farmee.



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     A Party may not assign its rights or novate its obligations under this Agreement unless it first complies with the provisions of the JOA regarding assignments.

10.  RISK

     Each Assignor retains all risk and liability connected with ownership of and operations undertaken in connection with the Respective Interest of that Assignor on or prior to the Effective Date and each Assignor must indemnify, defend and hold the Farmee harmless from all costs, liabilities, penalties, claims, causes of action, demands, lawsuits and expenses (including without limitations, court costs and legal fees) associated with ownership of its Respective Interest or arising out of any operation, accident, act, event or circumstance occurring in connection with their Respective Interests, on or prior to the Effective Date. After the Effective Date, the Farmee, subject to the JOA, assumes all risk and liability connected with ownership of and operations undertaken in connection with the Assigned Interest.

11.  COSTS

11.1 Subject to clause 11.2, any consent or other fee payable in respect of this Agreement or any reassignment of the Assigned Interest will be borne and paid by the Pan-nee and the Guarantee indemnities the Assignors against liability to pay any such feel.

11.2 In the cast of a reassignment of the Assigned Interest as a consequence of the failure to satisfy the Condition, any costs for any reassignment will be shared equally between the Terminating Assignor(s) and the Farmee.

11.3 Each Party will bear its own costs, including legal costs, associated with the negotiation, preparation and execution of this Agreement.

12.  FURTHER ASSURANCE

     Each Party must execute and deliver all documents and use it's best endeavours to do and procure to be done all acts, matters and things necessary or desirable to carry out and give full force and effect to the terms and satisfy the conditions, of this Agreement and the terms of the Act.

13.  NOTICES

13.1 Method and Addresses

     All notices or other communications permitted or required to be given must be in writing and are deemed to have been received:


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     (a)  in the case of posting, on the tenth working day after it is posted;

     (b) in the case of delivery by hand, at the time of such delivery on a working day;

     (c) in the case of a facsimile transmission, at the time and date of despatch shown in a report issued by the sender's facsimile machine which confirms transmission to the recipient of the number of pages in the notice. If the time of despatch is not on a working day or is after 4.00 pan on a working day, then it will be deemed received at the commencement of business on the next working day;

     and is to be delivered or sent to the following address or facsimile transmission number set out below;

     If to Indo:         284 Karori Rd
                         Karori,  Wellington
                         New Zealand
                         Attention:     Manager, Corporate Affairs
                         Facsimile:     644 476 0120

     If to Mosaic:       3rd  floor,
                         6-8 Underwood St,
                         Sydney NSW 2000
                         Australia
                         Attention:     Mr John Carmody
                         Facsimile:     612 9241 1655

     If to Moondance:    100 Stirling St,
                         Perth, WA,
                         Australia
                         Attention:     Mr Andy Svalbe
                         Facsimile:     618 9227 9079

     If to Boral:        Boral Energy Resources Limited
                         Second floor South Tower
                         339 Coronation Drive
                         Milton QLD 4064
                         Attention:     Mr David Lowry
                         Facsimile:     (07)3367 1026

13.2 Substitute Address

     A Party may at any time and from time to time designate a substitute address for the purpose of clause 13.1 by giving notice to the other Parties.






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14. WAIVER AND VARIATION

14.1 Waiver

     No waiver of any provision of this Agreement not consent to any departure from it by any of the Parties will be effective unless it is in writing signed by a duly authorised representative of the, relevant Party. Such waiver or consent will be effective only for the specific instance and for the specific purpose for which it has been given.

14.2 Default of Delay Not Waiver

     No default or delay on the part of any Party in exercising any rights, powers or privileges under this Agreement will operate as a waiver thereof nor will a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.3 Variation

     No variation of this Agreement will be effective as between the Parties unless made in writing and signed by a duly authorized representative of each of the Parties.

15.  BINDING EFFECT

     This Agreement is to be binding upon and shall enure to the benefit of the Parties and their lawful permitted assigns.

16.  SEVERANCE

     If a provision of this Agreement is held to be illegal, void or unenforceable by any Court or administrative body having jurisdiction, such determination will not affect the remaining parts of this Agreement which shall remain in full force and effect as if such illegal or unenforceable provision bad not been included.

17.  RIGHTS OF PARTIES

17.1 All remedies, rights, undertakings, obligations or agreements of the Parties arising by law, this Agreement or otherwise are cumulative and are not in limitation of any other right, remedy, undertaking, obligation or agreement of such Party. Each Party may follow any remedy to which such Party is entitled by law, this Agreement or otherwise concurrently or successively at that Party Is option.

17.2 The rights, duties and obligations of the Parties are several and not joint nor joint and several.




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17.3 Those clauses which by their nature are intended to survive termination of this Agreement (including without limitation clauses 7 and 8) shall so survive termination.

18.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes and extinguishes any covenants, agreements, representations and warranties previously given or made. No oral or written warranties or representations not contained in this Agreement will be of any force or effect unless reduced to writing and signed by all Parties and expressed to be in modification of this Agreement.

19.  GOVERNING LAW

     This Agreement is to be governed and Interpreted in accordance with the law of Now Zealand. Each Party submits to the exclusive jurisdiction of the Courts of that country.

20.  COUNTERPART EXECUTION

20.1 This Agreement may be executed in counterparts, each of which is to be deemed an original but all of which will constitute one and the same instrument. Any signature page of a counterpart may be detached from it without impairing the legal effect of the signatures on it and attached to another counterpart identical in form but having attached to it one or more additional signature pages signed by the other Parties.

20.2 Upon execution by it of a counterpart of this Agreement, each Party will cause a facsimile copy of the signature page of Ole counterpart to be transmitted to each of the other Parties and each Party will;

     (a) be bound by this Agreement from the time the last of the counterparts has been successfully transmitted; and

     (b) post the originally executed counterpart executed by it to each other Party or as directed by (be Operator.

EXECUTED  AS AN AGREEMENT  by the Parties on the date set out above.

Signed for and on behalf Of        )
INDO-PACIFIC ENERGY (NZ) LTD       )
by its duly appointed attorney     )    /s/ illegible
in the presence of:                )    Attorney
                                   )


THE COMMON SEAL of MOSAIC OIL NL   )    /s/ illegible
was affixed in the presence of:    )    Director
                                   )
                                   )    /s/ illegible
                                   )    Secretary

THE COMMON SEAL of CONTINENTAL     )
OIL NL                             )    /s/ illegible
was affixed in the presence of:    )    Director
                                   )
                                   )    /s/ illegible
                                   )    Secretary

SIGNED by BORAL                    )    /s/ illegible
ENERGY RESOURCES  (NZ) LIMITED     )    Director
                                   )
                                   )    /s/ illegible
                                   )    Witness


THE COMMON SEAL Of MOONDANCE       )
ENERGY LIMITED                     )    /s/ illegible
is affixed in accordance with      )    Director
its articles of association in     )
the presence of:                   )    /s/ illegible
                                   )    Secretary

                             SCHEDULE 1

         CURRENT AND RESPECTIVE INTERESTS  IN PC PEP 38330

Assignor or         Current Interest    Respective Interest being
Continuing Party                        assigned to the Farmee


Indo                34.000%             5.95%

Mosaic              20.00%              5.775%

Continental         13.00%              0

Moondance           13.00%              5.775%

                    100.00%             175%


                             SCHEDULE 2

                       INTERESTS AFTER FARMIN

Indo                          28.05%

Mosaic                        14.225%

Continental                   13.00%

Moondance                     27.225%

Boral                         17.5%

                              100%